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                                                                   Exhibit 10.15

                        EXECUTIVE COMPENSATION AGREEMENT


         THIS EXECUTIVE COMPENSATION AGREEMENT ("this Agreement") is entered into this 18th day of October 2001, by and between Samuel Zell ("Executive") and Equity Residential Properties Trust ("Company"), a Maryland real estate investment trust.

                                    RECITALS

         WHEREAS, Executive has served as Chairman of Company's Board of Trustees since 1993; and

         WHEREAS, in recognition of the extraordinary services previously rendered by Executive and to give Executive incentive to continue rendering such services, Company wishes to enter into this Agreement; and

         WHEREAS, Executive also wishes to enter into this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the payment and adequacy of which is hereby acknowledged, the parties agree as follows:

         I.       EXECUTIVE'S COMPENSATION

                  Executive's compensation for each full calendar year that this Agreement is in effect shall be as follows:

                  A. In each of the months of January 2002, January 2003, and January 2004, Company shall grant Executive Company share options having a value of $1,625,000 ("the Share Options Grant") for services rendered during the calendar year preceding the date of grant. The number of options in each Share Options Grant will be determined using the same value per option that Company's Compensation Committee uses at that time to determine annual share option grants to the Company's employees. For example, if Company's Compensation Committee values one Share Option at 20% of the Company common stock price on the day of grant, and if the price of one Company common share is $55.00 as of said day, the value of one Share Option is $11.00 ($55.00 x 20%). In such a case, Executive would receive a grant of 147,727 Share Options ($1,625,000 / $11.00). Each Share Options Grant will vest over a three year period, with one-third of each grant vesting on each of the first, second, and third anniversary dates of said grant, subject to Executive's continuous service as Company's Chairman of the Board of Trustees on each vesting date, unless such grant is otherwise vested pursuant to the terms and conditions of Company's Share Option and Share Award Plan, as amended, or any successor plan thereto (the "Plan").

                  B. In each of the months of January 2002, January 2003, and January 2004, Company shall grant Executive restricted common shares of Company Stock having a market value of $1,625,000, based on the closing price of


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                           Company's common stock on the date of the grant ("the
                           Restricted Shares Grant") for services rendered during the calendar year preceding the date of grant. For example, assuming the price of one Company common share on the date of grant is $55.00, Executive would receive 29,545 Restricted Shares ($1,625,000 / $55.00). Each Restricted Shares Grant will vest in full on the third anniversary date of said grant, subject to Executive's continuous service as Company's Chairman of the Board of Trustees on said vesting date, unless such grant is otherwise vested pursuant to the terms and conditions of the Plan.

                  C. Notwithstanding the above, and in his sole discretion, Executive may elect by written notice to Company within 30 days after the date on which he receives written notice from Company of any Share Options Grant to take all or any part of the dollar amount of his Restricted Shares Grant for that year (thus reducing the amount of the Restricted Shares Grant) in the form of an additional Share Options Grant. For example, if Executive elected to take $625,000 of the $1,625,000 as an additional Share Options Grant, Executive would receive 56,818 additional Share Options ($625,000 / $11.00).

                  D.

                           (i) Each Share Options Grant and Restricted Shares Grant shall be subject to the terms and conditions of the Plan, including but not limited to, the vesting conditions of the Plan. Any capitalized words used herein and not defined shall have the meaning ascribed to them in the Plan.

                           (ii) Notwithstanding paragraph 6(f) of the Plan, the termination of Executive's trusteeship shall be deemed the equivalent of an employee's termination of employment under the Plan for purposes of the lapse of restrictions on Restricted Shares and the accelerated vesting of Share Options.

                           (iii) Pursuant to the Company's Compensation Committee's authority under the Plan to establish guidelines for determining whether a grantee's service has terminated for "good cause," the Company agrees, with the Executive's approval thereof, that for purposes of this Agreement, "good cause" under the Plan shall have the same definition as the word "Cause" in the Retirement Benefits Agreement of even date herewith entered into by the Company and the Executive.

                           (iv) The Company agrees that any decisions under the Plan relating to this Agreement shall be made by the Committee and not by the Plan Administrator or the Company's General Counsel.

                           (v) The Company represents to Executive that there shall always be sufficient Shares under the Plan available for issuance to cover the potential awards to Executive, and that prior to January 1, 2004, it shall enact a successor stock option and share award plan to ensure the granting of the awards to Executive required after May 21, 2003 (the last date awards can be made under the 1993
         Plan). Any such successor stock option and share award plan shall be, insofar as it affects Executive, be substantially equivalent to the existing Plan and not inconsistent with any provision of this Agreement. The


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         Company further represents to Executive that in the unlikely event the
         Plan is terminated, it shall be required to provide Executive with substantially equivalent substitute awards.

                  E. The parties agree that Executive is not and shall not be deemed an employee of Company and that, Company will not make any withholdings or deductions from any taxable income realized in connection with the Share Options or Restricted Shares and will issue, if required by law, to Executive each year a standard Internal Revenue Service Form 1099.

         II.      TERM AND COMPENSATION UPON TERMINATION

                  A. This Agreement shall become effective on January 1, 2001 and shall continue in effect until the earlier to occur of (i) the death of Executive; (ii) Executive's resignation or removal as Chairman of the Board of Trustees of Company; or (iii) the issuance of the Share Options Grant and Restricted Shares Grant in January 2004.

                  B. Should this Agreement terminate for any reason prior to the end of any calendar year during the term hereof, other than for "Cause" (as such word is defined in the Retirement Benefits Agreement of even date herewith entered into by Company and Executive), Executive shall receive as his sole compensation for the calendar year in which this Agreement terminates a prorated Share Options Grant and a prorated Restricted Shares Grant, equal to the full dollar amount of each such Grant for said calendar year, multiplied by a fraction, the numerator of which is the number of days in said calendar year that this Agreement was in effect before it terminated, and the denominator of which is 365; provided, however, that any such prorated Share Options Grant or Restricted Shares Grant shall be subject to the vesting terms and conditions described above in this Agreement and in the Plan (i.e., said Grants would be fully vested upon their grant unless Executive resigned without good reason prior to age 62 or was removed for Cause).

         III.     EXECUTIVE'S DUTIES

                  Executive shall perform such duties as are consistent with the office of Chairman of the Board of Trustees and consistent with the services historically performed by Executive.

         IV.      EXPENSES

                  Executive shall be personally responsible for his office rent and office related expenses and all business related expenses which would otherwise be customarily reimbursed as travel and entertainment expenses incurred in connection with Company business and/or his responsibilities as Chairman of the Board of Trustees and will not be reimbursed by Company for any such expenses.


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         V.       ARBITRATION

                  Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Chicago, Illinois in accordance with the rules of the American Arbitration Association, and judgment upon any award so rendered may be entered in any court having jurisdiction thereof.

         VI.      NOTICES

                  Any notice or other communication required or permitted to be transmitted under this Agreement shall be in writing, and personally delivered or mailed, return receipt requested, postage prepaid, addressed to the parties hereto at their addresses following their signatures below, or at such other addresses as may be hereafter designated by a party by notice delivered in accordance herewith. Any notice delivered personally shall be effective on the date of delivery and any notice mailed, as aforesaid, shall be effective on the second day following posting.

         VII.     WAIVER OF BREACH

                  The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the one party.

         VIII.    ASSIGNMENT

                  The rights and obligations of Company and Executive under this Agreement shall inure to the benefit of, and shall be binding upon, Company and its successors and assigns and Executive and his heirs and personal representatives.

         IX.      ENTIRE AGREEMENT

                  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. It may not be changed orally but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         X.       GOVERNING LAW AND SEVERABILITY

                  This Agreement shall be construed and enforced, and all questions concerning compliance by any person with its terms shall be determined under the laws of the State of Illinois. All provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained herein, and partially valid and enforceable provisions shall be enforced to the extent valid and enforceable.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                         ERPT:

                                         EQUITY RESIDENTIAL PROPERTIES TRUST,
                                         a Maryland real estate investment trust


                                         By: /s/    Douglas Crocker II
                                            ------------------------------------
                                             Douglas Crocker II, President & CEO


                                         Address:

                                         Two North Riverside Plaza
                                         Chicago, Illinois 60606



                                         EXECUTIVE:


                                         /s/ Samuel Zell
                                         ---------------------------------------
                                                SAMUEL ZELL


                                         Address:

                                         Two North Riverside Plaza


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